Filed Pursuant to Rule 424(b)(4)

Registration No. 333-296258

PROSPECTUS

20,000,000 Shares of Common Stock

LiqTech International, Inc.

We are offering 20,000,000 of shares of our common stock, par value $0.001 per share (our “common stock”), at the public offering price of $1.00 per share.

Our common stock is listed on the Nasdaq Capital Market under the symbol “LIQT”. On June 4, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.21 per share.

We have engaged Konik Capital Partners, LLC, a division of T.R. Winston and Company, LLC (the “underwriter”), to act as underwriter in connection with this offering. We have agreed to issue warrants to the underwriter or its designees to purchase up to an aggregate number of shares of common stock equal to 4% of the aggregate number of shares of common stock sold in this offering at an exercise price equal to 125% of the public offering price per share to be sold in this offering (the “underwriter warrants”). The underwriter warrants will be exercisable at any time, and from time to time, in whole or in part, after issuance and expire three years after the commencement of sales in this offering. The registration statement of which this prospectus is a part registers the underwriter warrants and the shares of our common stock underlying the underwriter warrants. For additional information regarding the total compensation to be received by the underwriter, see “Underwriting” on page 14.

In a concurrent private placement expected to be consummated upon the closing of the offering of the securities registered hereby, we have agreed to issue to affiliates of Bleichroeder L.P., 21 April Fund, L.P., and 21 April Fund, Ltd. (collectively, the “Note Holders”) a number of shares of our common stock determined based on a deemed issuance price per share equal to the public offering price per share to be sold in this offering, in exchange for the cancellation of $3.0 million of the aggregate principal amount of the senior promissory notes issued to the Note Holders on June 22, 2022, as amended on October 13, 2023 and March 26, 2025 (collectively, the “Senior Promissory Notes”), pursuant to a debt cancellation agreement (the “Debt Cancellation Agreement”). The shares to be issued to the Note Holders have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor are they being offered pursuant to this prospectus. The shares are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

We intend to use the net proceeds from this offering (i) to repay the remaining $3.0 million of the aggregate principal amount of our Senior Promissory Notes, including any accrued and unpaid interest thereon, after the cancellation by the Note Holders of $3.0 million of the aggregate principal amount of the Senior Promissory Notes pursuant to the Debt Cancellation Agreement in a concurrent private placement, (ii) to repay $1.1 million in aggregate principal amount of our 9.09% original issue discount senior promissory notes (the “9.09% OID Notes”) and (iii) for working capital and general corporate purposes.

We are a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share	Total
Public offering price	$1.00	$20,000,000
Underwriting discounts and commissions (1)	$0.07	$1,400,000
Proceeds to us, before expenses (2)	$0.93	$18,600,000

(1)	Does not include the reimbursement of certain expenses of the underwriter we have agreed to pay. Please see “Underwriting” beginning on page 14 for additional information regarding the total compensation to be received by the underwriter.

We have granted the underwriter a 45-day over-allotment option to purchase up to an additional 3,000,000 shares of common stock (equal to 15% of the total number of shares of common stock sold in this offering) from us at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions payable will be $1,610,000 and the total proceeds to us, before expenses, will be $21,390,000.

The underwriter expects to deliver the securities on or about June 8, 2026.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Konik Capital Partners

A division of T.R. Winston & Co.

The date of this prospectus is June 4, 2026

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or the documents incorporated by reference herein to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or the documents incorporated by reference herein is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriter is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

All trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, some trademarks, tradenames and service marks referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “continuing,” “ongoing,” “strategy,” “future,” “likely,” “may,” “should,” “could,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected operating results, such as anticipated revenue; anticipated levels of capital expenditures for our current fiscal year; our belief that we have, or will have, sufficient liquidity to fund our business operations during the next 12 months; strategy for gaining customers, growth, product development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Forward-looking statements include, but are not limited to, statements concerning:

●	Our expectations regarding our liquidity, cash flows and uses of cash and ability to continue as a going concern;

●	The potential adverse effects on our operations and financial performance from armed conflicts or geopolitical tensions;

●	The potential adverse impact of global trade restrictions, tariffs and geopolitical tensions on our business and supply chain;

●	The potential negative impact of prolonged energy market volatility and supply disruptions on our business;

●	The potential adverse impact of health crises, pandemics, and public health emergencies on our business, financial condition, and operations;

●	Our dependence on a few major customers and the ability to maintain future relationships with one or more of these major customers;

●	Our ability to operate with financial stability and secure access to external financing and adequate liquidity;

●	Our ability to secure and source supplies of raw materials and key components in due time and at competitive prices;

●	Our ability to achieve revenue growth and penetrate new markets;

●	Our dependence on the expertise and experience of our management team and the retention of key employees;

●	Our reliance and access to qualified personnel to expand our business;

●	Our ability to adapt to potentially adverse changes in legislative, regulatory and political frameworks;

●	Changes in interest rates or tightening of debt capital markets;

●	Changes in emissions and environmental regulations, and potential further tightening of emission standards;

●	The exposure to potentially adverse tax consequences;

●	Our ability to compete under changing governmental standards by which our products are evaluated;

●	The financial impact from the fluctuation and volatility of foreign currencies;

●	The potential monetary costs of defending our intellectual property rights;

●	Our ability to successfully protect our intellectual property rights and manufacturing know-how;

●	The possibility of a dispute over intellectual property developed in conjunction with third parties with whom we have contractual relationships;

●	The possibility that we could become subject to litigation that could be costly, limit or cancel our intellectual property rights or divert time and efforts away from our business operations;

●	The potential negative impact to the sale of our products caused by technological advances of our competitors;

●	The potential liability for environmental harm or damages resulting from technical faults or failures of our products;

●

The possibility that an investor located within the United States may not be able to, or find it difficult to, enforce any judgments obtained in United States courts because a significant portion of our assets and some of our officers and directors may be located outside of the United States;

●	The possibility that we may not be able to develop and maintain an effective system of internal controls over financial reporting, leading to inaccurate reports of our financial results;

●	The possibility of breaches in the security of our information technology systems;

●	The liability risk associated with our compliance to environmental laws and regulations; and

●	The potential negative impact of more stringent environmental laws and regulations as governmental agencies seek to improve minimum standards.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in Company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to the section titled “Risk Factors” elsewhere in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as amended (the “2025 Annual Report”), in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity. Any forward-looking statements, which we make in this prospectus, speak only as of the date of such statement, and we undertake no obligation to update such statements, except as otherwise required by applicable law. We can give no assurance that such forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this report or included in our other periodic reports filed with the SEC incorporated by reference herein could materially and adversely impact our operations and our future financial results. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Any public statements or disclosures made by us following this report that modify or impact any of the forward-looking statements contained in or accompanying this prospectus will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision. Some of the statements included in this prospectus and the information incorporated by reference herein constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” The terms “LiqTech”, “we”, “our”, “us”, the “Company” or any derivative thereof, as used herein, refer to LiqTech International, Inc., a Nevada corporation, together with its direct and indirect wholly-owned subsidiaries, which we collectively refer to herein as our “Subsidiaries.”

Overview

LiqTech International, Inc. is a clean technology company that provides state-of-the-art gas and liquid purification products by manufacturing ceramic silicon carbide filters and membranes as well as developing industry-leading and fully automated filtration solutions and systems. For more than two decades, we have developed and manufactured products of re-crystallized silicon carbide. We specialize in three business areas: ceramic membranes and membrane incorporated liquid filtration systems, ceramic diesel particulate filters (DPFs) to control soot exhaust particles and black carbon emission from diesel engines, and plastic components for usage across various industries. Using nanotechnology, we develop proprietary products using patented silicon carbide technology. Our products are based on innovative silicon carbide membranes that facilitate new applications and improve existing technologies. We market our products from our offices in Denmark and through local representatives and distributors. The products are shipped directly to customers from our production facilities in Denmark.

The terms “LiqTech”, “we”, “our”, “us”, the “Company” or any derivative thereof, as used herein, refer to LiqTech International, Inc., a Nevada corporation, together with its direct and indirect wholly-owned subsidiaries, which we collectively refer to herein as our “Subsidiaries”.

At present, we conduct our operations in the Kingdom of Denmark, the U.S. and China, with locations in the Copenhagen area, Hobro, Fort Worth, Texas and Nantong.

Our Strategy

Our strategy is to leverage our core competencies in material science, advanced filtration, systems integration, and application knowledge, creating differentiated products with compelling value propositions to penetrate attractive end markets with customer needs and regulatory tailwinds. Essential imperatives associated with our strategy include the following:

●	Develop and reinforce new products and applications to provide clean water and reduce pollution. We currently provide water filtration systems for commercial pool owners, dual fuel marine vessels, shipowners, and ship operators as well as tailored filtration systems for oil & gas operators, industrial operators and services companies. We are expanding our range of products to better leverage existing customer relationships and develop new relationships within the oil & gas, marine, chemical, and other industries.

●	Better penetration of existing end markets where our value proposition is strong. We have successfully sold products and installed systems into several end market segments--including automotive/transportation, clean water and pool filtration, marine, industrial wastewater, chemical/petrochemical, and oil & gas applications. We are focused on targeting and developing new customers in these end markets while working with distributors, agents, and partners to access other important geographic markets.

●	Develop new end markets for our core products and applications. Our existing products and systems are relevant for and valuable to other end markets, and we regularly evaluate opportunities to develop strategic partners to perfect new applications and validate associated value propositions.

Recent Developments

On May 22, 2026, we issued and sold 9.09% original discount promissory notes in an aggregate principal amount of $1.1 million (the “OID Notes”) to affiliates of Bleichroeder L.P. and Laurence W. Lytton (together, the “Investors”), pursuant to a note purchase agreement entered into with the Investors (the “Note Purchase Agreement”). The OID Notes were issued for a purchase price of $1,000,000 and reflect an original issue discount of $100,000. The Note Purchase Agreement contains customary representations, warranties, and covenants of the Company and Investors as detailed therein. The OID Notes have a term of two months and do not bear interest during this period. However, if the OID Notes are not repaid by maturity date, the OID Notes will thereafter bear interest of 10% per annum, which will increase by 1% each month the OID Notes remain unpaid, up to a maximum of 16% per annum, payable monthly. Proceeds from the OID Notes shall be used for working capital and general corporate purposes.

We filed our Articles of Incorporation on July 1, 2004, and are incorporated under the laws of the State of Nevada. Our principal executive office is located at Industriparken 22C, 2750 Ballerup, Denmark, and our telephone number is +45 3131 5941. We maintain an Internet website at www.liqtech.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) are available free of charge through our website as soon as reasonably practicable after we electronically file with or furnish them to the SEC and are available in print to any stockholder who requests a copy. The information contained in, or accessible from, our website is not a part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. As a smaller reporting company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not smaller reporting companies. These provisions include (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act of 2002, as amended; (ii) scaled executive compensation disclosures; and (iii) the option to provide only two years of audited financial statements, instead of three years.

We will continue to be a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the last business day of our second fiscal quarter, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our second fiscal quarter.

The Offering

Common stock offered by us	20,000,000 shares of common stock (or 23,000,000 shares of common stock if the underwriter exercises its over-allotment option in full).

Public offering price	$1.00 per share of common stock.

Common stock to be outstanding after this offering	29,947,841 shares (or 32,947,841 shares if the underwriter exercises its over-allotment option in full), excluding shares of common stock issuable upon exercise of the underwriter warrants.

Over-allotment option

We have granted the underwriter a 45-day over-allotment option to purchase up to an additional 3,000,000 shares of common stock (equal to 15% of the total number of shares of common stock sold in this offering) from us at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Underwriter Warrants

The registration statement of which this prospectus is a part registers the underwriter warrants to purchase shares of our common stock to be issued to the underwriter in the offering as a portion of the compensation payable to the underwriter in connection with this offering. The underwriter warrants will be exercisable from issuance at the exercise price of $1.25 (125% of the public offering price per share of our common stock) and expire three years after the commencement of sales in this offering. The underwriter warrants are subject to a 180-day lock-up period. See “Underwriting” on page 14.

Concurrent private placement

In a concurrent private placement expected to be consummated upon the closing of the offering of the securities registered hereby, we have agreed to issue to the Note Holders a number of shares of our common stock determined based on a deemed issuance price per share equal to the public offering price per share to be sold in this offering, in exchange for the cancellation of $3.0 million of the aggregate principal amount of our Senior Promissory Notes, pursuant to the Debt Cancellation Agreement. The shares to be issued to the Note Holders have not been registered under the Securities Act, nor are they being offered pursuant to this prospectus. The shares are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $18.0 million (or approximately $20.8 million if the underwriter exercises its over-allotment option in full), after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds of this offering (i) to repay the remaining $3.0 million of the aggregate principal amount of our Senior Promissory Notes, including any accrued and unpaid interest thereon, after the cancellation by the Note Holders of $3.0 million of the aggregate principal amount of the Senior Promissory Notes pursuant to the Debt Cancellation Agreement in a concurrent private placement, (ii) to repay $1.1 million in aggregate principal amount of our 9.09% OID Notes, and (iii) for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors

You should read the “Risk Factors” section of this prospectus beginning on page 8 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Lock-up	We have agreed with the underwriter that, for a period beginning on the date of the underwriting agreement and ending 90 days after the closing of this offering, we and our subsidiaries will not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents or (ii) file any registration statement or amendment or supplement thereto, as well as certain additional restrictions as set forth in the underwriting agreement, in each case subject to customary exceptions. We have also agreed at the closing of this offering not to effect or enter into an agreement to effect any issuance by us or our subsidiaries of any common stock or common stock equivalents involving a variable rate transaction (as defined in the underwriting agreement) for a period of 12 months after the closing of this offering. Pursuant to “lock-up” agreements, our directors and officers have agreed, without the prior written consent of the underwriter, not to directly or indirectly, (i) offer to sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, indirectly or directly, shares of capital stock of the Company, (ii) cause to be filed any registration statement relating to their resale of any shares of capital stock of the Company, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of the Company or other such securities, in cash or otherwise, subject to customary exceptions, for a period beginning on the date of such lock-up agreements and ending 90 days from the closing of this offering. See “Underwriting” for more information.

Nasdaq Capital Market symbol	Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “LIQT.”

Transfer Agent and Registrar	Securities Transfer Corporation.

The number of shares of our common stock to be outstanding immediately after this offering is based on 9,947,841 shares of our common stock outstanding as of June 4, 2026 and excludes the following:

•	5,299,879 shares of our common stock issuable upon exercise of pre-funded warrants outstanding as of June 4, 2026, with a weight-averaged exercise price of $0.006 per share;

•	6,091,346 shares of our common stock issuable upon exercise of warrants outstanding as of June 4, 2026, with a weight-averaged exercise price of $2.29 per share;

•	309,527 shares of our common stock subject to restricted stock units, or RSUs, outstanding as of June 4, 2026;

•	1,385,737 shares of our common stock reserved and available for future issuance as of June 4, 2026, under our equity incentive plans;

•	The shares of our common stock underlying the underwriter warrants; and

•	The shares of our common stock issuable to the Note Holders pursuant to the Debt Cancellation Agreement in the concurrent private placement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and the risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management has broad discretion in the application of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Our management could spend the net proceeds from this offering in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Future sales of our common stock in the public market could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock and make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate.

We may raise money through additional public or private offerings of our equity securities or equity-linked securities. Any sales of our equity or equity-linked securities could have a material adverse effect on the market price of our common stock.

In addition, we have a significant number of RSUs, warrants and pre-funded warrants outstanding, and may also choose to issue additional shares of our common stock, or securities convertible into or exchangeable for shares of our common stock, in the future in connection with a financing, an acquisition, a litigation settlement, employee arrangements or otherwise. In the event that the outstanding RSUs, warrants or pre-funded warrants are exercised, or that we make additional issuances of shares of our common stock or other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing our securities in the future may have rights superior to investors purchasing shares in this offering.

If you purchase our common stock in this offering, you may incur immediate and substantial dilution in the book value of your shares of our common stock.

Investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the as-adjusted book value per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of our common stock in this offering will incur immediate dilution of approximately $0.14 per share, representing the difference between the public offering price of $1.00 per share and our as adjusted net tangible book value as of March 31, 2026.

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering. In addition, as of June 4, 2026, we had outstanding 5,299,879 pre-funded warrants with a weighted average exercise price of $0.006 per share and 6,091,346 warrants with a weighted average exercise price of $2.29 per share; the exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. See the section of this prospectus titled “Dilution” for a more detailed description of these factors.

Following this offering, our largest stockholders will continue to control a significant percentage of our voting power and be able to exert significant control over the direction of our business.

Upon the closing of this offering and the issuance of 3,000,000 shares of our common stock to the Note Holders pursuant to the Debt Cancellation Agreement in the concurrent private placement, our largest stockholders, Bleichroeder LP (“Bleichroeder”), Laurence W. Lytton and Ben Andrews will, in the aggregate, own or control shares representing approximately 29.0% of the outstanding shares of our common stock (26.6% if the underwriter exercises its option to purchase additional shares in full). As a result, if these stockholders were to choose to act together, they would be able to exert significant influence over matters submitted to our stockholders for approval, as well as our management and affairs. The interests of this group of stockholders may not always coincide with our corporate interests or the interests of other stockholders, and they may act in a way in which you may not agree with or in a way that may not be in the best interests of other stockholders. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire or otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on our share price.

Resales of our shares of our common stock in the public market by our stockholders as a result of this offering may cause the market price of our common stock to fall.

Sales of substantial amounts of our shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of our common stock. The issuance of new shares of our common stock could result in resales of shares of our common stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities exercisable or convertible into shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We may not receive any additional funds upon the exercise of the underwriter warrants.

Each underwriter warrant may be exercised by way of a cashless exercise if permitted by the terms of such warrants, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the underwriter warrants, as applicable. Accordingly, we may not receive any additional funds upon the exercise of the underwriter warrants or if the underwriter warrants altogether are not exercised at all.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $18.0 million (or approximately $20.8 million if the underwriter exercises its over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering (i) to repay the remaining $3.0 million of the aggregate principal amount of our Senior Promissory Notes, including any accrued and unpaid interest thereon, after the cancellation by the Note Holders of $3.0 million of the aggregate principal amount of the Senior Promissory Notes pursuant to the Debt Cancellation Agreement in a concurrent private placement, (ii) to repay the $1.1 million in aggregate principal amount of our 9.09% OID Notes and (iii) for working capital and general corporate purposes. After the application of the net proceeds to repay the remaining aggregate principal amount of our Senior Promissory Notes, including any accrued and unpaid interest thereon, our Senior Promissory Notes will no longer be outstanding. In addition, after the application of net proceeds to repay the aggregate principal amount of our 9.09% OID Notes, our 9.09% OID Notes will no longer be outstanding.

As of March 31, 2026, the outstanding aggregate principal amount of the Senior Promissory Notes was $6.0 million. Beginning on January 1, 2026, the Senior Promissory Notes bear interest at a rate of 10% per annum, payable semiannually. Prior to January 1, 2026, the Senior Promissory Notes did not bear interest. The Senior Promissory Notes will mature on May 1, 2027 (the “Maturity Date”). In the event of a default under the Senior Promissory Notes or if the Senior Promissory Notes are not repaid on or before the Maturity Date, the interest rate increases to 13% per annum, with a monthly 1% step-up up to a cap of 16% per annum, payable monthly.

On May 22, 2026, we issued and sold the 9.09% OID Notes in an aggregate principal amount of $1.1 million to the Note Holders and Laurence W. Lytton. The OID Notes were issued for a purchase price of $1,000,000 and reflect an original issue discount of $100,000. The OID Notes have a term of two months and do not bear interest during this period. However, if the OID Notes are not repaid by maturity date, the OID Notes will thereafter bear interest of 10% per annum, which will increase by 1% each month the OID Notes remain unpaid, up to a maximum of 16% per annum, payable monthly.

In the event that any net proceeds are not immediately applied, we may temporarily hold them as cash, deposit them in banks or invest them in cash equivalents or securities.

Our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on our judgment regarding the application of the net proceeds. In addition, we might decide to postpone or not pursue certain activities if the net proceeds from this offering and our other sources of cash are less than expected. See “Risk Factors” on page 8.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our historic net tangible book value of our common stock as of March 31, 2026 was approximately $7.6 million, or $0.76 per share, based on the number of shares of our common stock outstanding as of March 31, 2026. Historic net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock.

After giving effect to the sale of 20,000,000 shares of our common stock in this offering at the public offering price of $1.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2026 would have been approximately $25.6 million, or approximately $0.86 per share. This represents an immediate increase in as adjusted net tangible book value of approximately $0.10 per share to our existing stockholders and an immediate dilution of approximately $0.14 per share to investors purchasing shares of our common stock in this offering.

We calculate dilution per share to new investors by subtracting the historic net tangible book value per share from the public offering price paid by the new investor.

The following table illustrates this calculation on a per share basis assuming the sale of all shares of our common stock offered hereby:

Public offering price per share		$1.00
Historic net tangible book value per share as of March 31, 2026	$0.76
Increase in net tangible book value per share attributable to new investors in this offering	$0.10
As adjusted net tangible book value per share after giving effect to this offering		$0.86
Dilution in net tangible book value per share to new investors in this offering		$0.14

The foregoing tables and calculations are based on 9,947,841 shares of our common stock outstanding as of March 31, 2026, excludes the following:

•	5,299,879 shares of our common stock issuable upon exercise of pre-funded warrants outstanding as of March 31, 2026, with a weight-averaged exercise price of $0.006 per share;

•	6,091,346 shares of our common stock issuable upon exercise of warrants outstanding as of March 31, 2026, with a weight-averaged exercise price of $2.29 per share;

•	309,527 shares of our common stock subject to restricted stock units, or RSUs, outstanding as of March 31, 2026;

•	1,385,737 shares of our common stock reserved and available for future issuance as of March 31, 2026, under our equity incentive plans;

•	The shares of our common stock underlying the underwriter warrants; and

•	The shares of our common stock issuable to the Note Holders pursuant to the Debt Cancellation Agreement in the concurrent private placement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “articles of incorporation”) and our Amended and Restated Bylaws (the “bylaws”), each of which are incorporated by reference to this prospectus. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Nevada Revised Statutes for additional information.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 2,500,000 shares of preferred stock, par value $0.001 per share. As of June 4, 2026, we had 9,947,841 shares of our common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

Voting -- Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends -- Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to receive ratably such dividends as our Board of Directors from time to time may declare out of funds legally available.

Liquidation Rights -- In the event of any liquidation, dissolution or winding-up of affairs of the Company, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of our common stock will be entitled to share ratably in the distribution of any of our remaining assets.

Other Matters -- Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to our common stock. All of the issued and outstanding shares of our common stock on the date of this report are validly issued, fully paid and non-assessable.

Underwriter Warrants

See “Underwriting” on page 14 of this prospectus for a description of the material terms of the underwriter warrants.

Nevada Anti-Takeover Law and Charter and Bylaw Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. Our articles of incorporation and bylaws provide that these sections do not apply.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our Company.

Indemnification of Directors and Executive Officers and Limitation on Liability

The articles of incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

The bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided that such person (a) did not breach, through intentional misconduct, fraud, or a knowing violation of law, such person’s fiduciary duties as a director or officer to act in good faith and in the interests of the Company, and (b) acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

The bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer or employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.7502 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: by the stockholders; by the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding; if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Listing

Shares of our common stock are listed on the Nasdaq Capital Market under the symbol “LIQT”.

Dividend Policy

We have no current plans to pay dividends on our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent and registrar’s address is 2901 N. Dallas Parkway, Suite 380, Plano, TX 75093.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of our common stock will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of shares of our common stock in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Upon completion of this offering and the issuance of the shares of our common stock to the Note Holders pursuant to the Debt Cancellation Agreement in the concurrent private placement, we will have 32,947,841 shares of our common stock outstanding (or 35,947,841 shares if the underwriter exercises its over-allotment option to purchase additional shares in full) in each case excluding shares of common stock issuable upon exercise of the underwriter warrants.

Lock-Up Restrictions

We have agreed with the underwriter that, for a period beginning on the date of the underwriting agreement and ending 90 days after the closing of this offering, we and our subsidiaries will not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents or (ii) file any registration statement or amendment or supplement thereto, as well as certain additional restrictions as set forth in the underwriting agreement, in each case subject to customary exceptions. We have also agreed at the closing of this offering not to effect or enter into an agreement to effect any issuance by us or our subsidiaries of any common stock or common stock equivalents involving a variable rate transaction (as defined in the underwriting agreement) for a period of 12 months after the closing of this offering.

Pursuant to “lock-up” agreements, our  directors and officers have agreed, without the prior written consent of the underwriter, not to directly or indirectly,  (i) offer to sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, indirectly or directly, shares of capital stock of the Company, (ii) cause to be filed any registration statement relating to their resale of any shares of capital stock of the Company, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of the Company or other such securities, in cash or otherwise, subject to customary exceptions, for a period beginning on the date of such lock-up agreements and ending 90 days from the closing of this offering.

UNDERWRITING

We have entered into an underwriting agreement dated June 4, 2026 with Konik Capital Partners, LLC, a division of T.R. Winston & Company, LLC, to act as underwriter in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, shares of our common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriting agreement provides that the underwriter is obligated to purchase all of the shares of common stock offered by this prospectus if any of the securities are purchased, other than those securities covered by the over-allotment option described below. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities. The underwriter is offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions contained in the underwriting agreement.

The underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus. After the initial offering, the public offering price or any other term of the offering may be changed.

Discounts, Commissions and Expenses

We will pay the underwriter an underwriting discount equal to 7% of the aggregate gross proceeds to us from this offering. We will reimburse the underwriter for its accountable expenses including road show expenses, costs relating to the use of book-building and compliance software for this offering, reasonable fees of the underwriter’s counsel up to $100,000, background checks for our officers and directors, and preparation of bound volumes and Lucite cube mementos in such quantities as the underwriter may request. We have also agreed to pay a non-accountable expense allowance to the underwriter equal to 0.5% of the aggregate gross proceeds raised in this offering and its clearing expense in an amount up to $12,900 in connection with this offering.

We have agreed to pay the underwriter an advance of $25,000 upon execution of the underwriting agreement to be credited against the accountable out-of-pocket expenses actually incurred by the underwriter. The underwriter, in accordance with the Financial Industry Regulatory Authority, Inc. (“FINRA”), will return any portion of the advance not used to pay for accountable out-of-pocket expenses actually incurred. We will reimburse the underwriter for all of its fees and expenses relating to this offering, including, but not limited to, (i) registration of the securities in this offering with the SEC, (ii) FINRA, (iii) Nasdaq, (iv) registration, qualification or exemption of our common stock under the securities laws of such foreign jurisdictions necessary, (v) mailing and printing offering materials, (vi) the transfer agent, and (vii) taxes related to transfer of shares of our common stock to the underwriter. In accordance with FINRA Rule 5110, the reimbursed FINRA filing fee is deemed underwriting compensation for this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Share	Total
Public offering price	$1.00	$20,000,000
Underwriting discounts and commissions (7%)	$0.07	$1,400,000
Proceeds, before expenses, to us	$0.93	$18,600,000

We estimate that our total offering expenses for this offering, net of the underwriting discounts and commissions, will be approximately $0.6 million.

Over-Allotment Option

We have granted to the underwriter an option, exercisable no later than 45 days after the date of the underwriting agreement, to purchase up to an additional 3,000,000 shares of common stock (equal to 15% of the total number of shares of common stock sold in this offering) from us at the public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises all or part of this option, the underwriter will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.

Underwriter Warrants

Upon the closing of this offering, we have agreed to sell to the underwriter warrants to purchase up to an aggregate number of shares of common stock equal to 4% of the aggregate number of shares of our common stock sold in this offering. The underwriter warrants will be exercisable at any time (which may be done on a cashless basis in certain circumstances as specified in such warrants), and from time to time, in whole or in part, after issuance at an exercise price equal to 125% of the public offering price per share of our common stock in this offering and will expire three years after commencement of sales in this offering. The underwriter warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e). Except as permitted by Rule 5110(e), the underwriter (or permitted assignees under Rule 5110(e)) will not sell, transfer, assign, pledge, or hypothecate the underwriter warrants or the securities underlying the underwriter warrants, nor will any, of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of sales under this prospectus. In addition, the underwriter will not transfer the underwriter warrants or shares of our common stock underlying the underwriter warrants during the one year following the closing of this offering, except to the underwriter’s officers, partners, or members of the selling group. The exercise price and number of shares issuable upon exercise of the underwriter warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the warrant exercise price. The underwriter warrants and the shares of our common stock underlying the underwriter warrants are being registered hereby.

Lock-Up Agreements

We have agreed with the underwriter that, for a period beginning on the date of the underwriting agreement and ending 90 days after the closing of this offering, we and our subsidiaries will not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents or (ii) file any registration statement or amendment or supplement thereto as well as certain additional restrictions as set forth in the underwriting agreement, in each case, subject to customary exceptions. We have also agreed at the closing of this offering not to effect or enter into an agreement to effect any issuance by us or our subsidiaries of any common stock or common stock equivalents involving a variable rate transaction (as defined in the underwriting agreement) for a period of 12 months after the closing of this offering.

Pursuant to “lock-up” agreements, our  directors and officers have agreed, without the prior written consent of the underwriter, not to directly or indirectly,  (i) offer to sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, indirectly or directly, shares of capital stock of the Company, (ii) cause to be filed any registration statement relating to their resale of any shares of capital stock of the Company, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of the Company or other such securities, in cash or otherwise, subject to customary exceptions, for a period beginning on the date of such lock-up agreements and ending 90 days from the closing of this offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions and penalty bids. Specifically, the underwriter may over-allot in connection with this offering by selling more shares of common stock than are set forth on the cover page of this prospectus, creating a short position in our common stock. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares of our common stock that may be purchased under the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position, the underwriter may elect to exercise all or part of the over-allotment option or purchase shares in the open market. The underwriter may also impose a penalty bid, which occurs when a particular dealer repays selling concessions allowed to it because the underwriter repurchases that security in stabilizing or short covering transactions. These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities and may discontinue any of these activities at any time without notice. In connection with this offering, the underwriter may also engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution.

Discretionary Accounts

The underwriter does not intend to confirm sales of the shares offered hereby to any accounts over which it exercises discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Determination of Public Offering Price

The public offering price of shares of our common stock offered by this prospectus was determined by negotiation between us and the underwriter. Among the factors that were considered in determining the public offering price were as follows:

●	the trading price of our common stock prior to this offering;
●	our history and our prospects;
●	the industry in which we operate;
●	our past and present operating results;
●	the previous experience of our executive officers; and
●	the general condition of the securities markets at the time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of our common stock sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that shares of our common stock sold in this offering can be resold at or above the public offering price.

Other Relationships

In the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve security and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriter’s websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares of our common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Exchange Listing

Shares of our common stock are listed on the Nasdaq Capital Market under the symbol “LIQT”.

The last reported sales price of our common stock on June 4, 2026, was $1.21 per share. The actual public offering price was determined between us and the underwriter, and may be at a discount to the current market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby (including the shares of our common stock underlying the underwriter warrants) will be passed upon for us by Snell and Wilmer, L.L.P., Reno, Nevada. The validity of the underwriter warrants will be passed upon for us by K&L Gates LLP. McGuireWoods LLP is acting as counsel for the underwriter.

EXPERTS

The financial statements incorporated in this prospectus by reference to the 2025 Annual Report have been so incorporated in reliance on the report of Sadler, Gibb & Associates, LLC, independent registered certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.liqtech.com. The information on our website, however, is not, and should not be deemed to be, a part of or incorporated by reference in this prospectus.

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC and does not contain all of the information in the registration statement. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering:

(1)	the 2025 Annual Report filed with the SEC on February 27, 2026, as amended on March 19, 2026;

(2)	our Quarterly Report on Form 10-Q filed with the SEC on May 13, 2026;

(3)	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on February 18, 2026, May 26, 2026 and June 1, 2026;

(4)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act and all proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by the 2025 Annual Report referenced in (1) above; and

(5)	the description of our common stock contained in our registration on Form 8-A filed with the SEC on April 15, 2019, as supplemented by Exhibit 4.3 of the 2025 Annual Report, including any amendment or reports filed for the purpose of updating such.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not filed in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You may request, and we will provide you with, a copy of these filings at no cost by calling us at +45 3131 5941, by writing to us as the following address: Industriparken 22C, DK 2750, Ballerup, Denmark or by emailing us at info@liqtech.com. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investor” page of our website at www.liqtech.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

20,000,000 Shares of Common Stock

LiqTech International, Inc.

PROSPECTUS

Konik Capital Partners

A division of T.R. Winston & Co.

June 4, 2026